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                                                                    EXHIBIT 99.2

                                                                  March 27, 2002


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re: Arthur Andersen LLP (AA)

The purpose of this letter is to address the requirements of the Securities and Exchange Commission (SEC) with respect to issuers that include accountants' reports from AA issued after March 14, 2002 in filings with the SEC.

In connection with the audit of the consolidated financial statements of Manhattan Associates, Inc. and subsidiaries (the Company) as of December 31, 2001 and for the year then ended, AA has issued a report to the shareholders and directors of the Company dated January 31, 2002. The Report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

AA has represented to Manhattan Associates, Inc. that its audit was subject to AA's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of AA personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of AA to conduct the relevant portions of the audit.



                                       MANHATTAN ASSOCIATES, INC.

                                       By:   /s/ Thomas W. Williams, Jr.
                                             Thomas W. Williams, Jr.
                                             Senior Vice President, Chief
                                             Financial Officer & Treasurer